Exhibit 5.1




November 30, 1998



IntegraMed America, Inc.
One Manhattanville Road
Purchase, New York  10577

                  Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

                  We  have  served  as  your  counsel  in  connection  with  the preparation of your Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the offering and issuance to certain persons under the IntegraMed America, Inc. 1992 Incentive and Non-Incentive Stock Option Plan, as amended and restated (the "Plan") of an aggregate of 175,000 shares of your Common Stock, $.01 par value (the "Common Stock").

                  We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

                  Based upon such examination, it is our opinion that the Common Stock, when issued in the manner described in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

                  We  consent  to  the  reference   made  to  our  firm  in  the
Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.



                                      Very truly yours,


                                      /s/ Bachner, Tally, Polevoy & Misher LLP
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                                      BACHNER, TALLY, POLEVOY & MISHER LLP